EXHIBIT 99.1

SMTP, Inc. Adds New CFO; Expands Board of Directors

Nashua, NH, January 14, 2014 (GLOBE NEWSWIRE) -- SMTP, Inc. (SMTP), a global provider of email delivery services, announced today the appointment of Lewis Moorehead as SMTP’s new Chief Financial Officer and the expansion of its Board of Directors from three to five members, including the addition of an additional independent director.

Lewis Moorehead is a certified public accountant with nearly 20 years of experience. Most recently, Mr. Moorehead was VP of Finance and Principal Accounting Officer of Limelight Networks, a NASDAQ-listed internet company. Previously, Mr. Moorehead was VP and Chief Accounting Officer of eTelecare Global Solutions, a NASDAQ-listed global call-center operator. Mr. Moorehead began his career at PricewaterhouseCoopers, and after nine years of service he joined American Express as Vice President and Controller where he, among other things, participated in numerous significant merger, acquisition and divesture transactions.

Also, SMTP’s Board of Directors appointed Jonathan M. Strimling, SMTP’s current Chief Executive Officer, and David A. Buckel, to its Board of Directors. Mr. Buckel will chair SMTP’s newly formed audit committee.

David Buckel brings to SMTP more than 15 years of experience as CFO for a number of public and private companies in the IT, software, service, healthcare, internet, and technology industries. Mr. Buckel has provided strategic and functional consulting services to both private and small public technology companies. Mr. Buckel has hands-on experience creating accounting and control systems and processes, financial statements, financial and operating metrics, dashboards, cash flow forecast, budget processes, trend analysis and dealing with auditors. Mr. Buckel also serves as a Mentor at the USF Student Innovation Incubator, which is administered by the USF Research Foundation, Inc.

“As we continue to prepare to uplist to a senior exchange, strengthening our management and board has been a priority,” stated Jonathan Strimling, CEO of SMTP. “Both Lewis and David are seasoned financial professionals who bring a wealth of experience to SMTP.”

About SMTP, Inc.

SMTP is a leading provider of services to facilitate email delivery, with a focus on marketing email delivery, but also supporting bulk and transactional sending, reputation management, compliance auditing, abuse processing and issue resolution. Our services provide customers with the ability to increase the deliverability of email with less time, cost and complexity than handling it themselves.

SMTP, Inc. is a dividend-paying, publicly-traded company headquartered in Nashua, NH, and can be found on the web at http://www.smtp.com.

Safe Harbor Statement

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "may," "will," "should," "plans," "explores," "expects," "anticipates," "continues," "estimates," "projects," "intends," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing new customer offerings, changes in customer order patterns, changes in customer offering mix, continued success in technological advances and delivering technological innovations, delays due to issues with outsourced service providers, and various other factors beyond the Company's control.

Investor Contact:

Brendan Hopkins

RedChip Companies, Inc.

Tel: +1-800-733-2447, ext. 134

info@redchip.com

http://www.redchip.com